ISI FAMILY OF FUNDS
                               40 WEST 57TH STREET
                                   18TH FLOOR
                            NEW YORK, NEW YORK 10019

                       AGENCY DISTRIBUTION AND SHAREHOLDER
                               SERVICING AGREEMENT


[Month/Day/Year]





Ladies and Gentleman:

     International Strategy & Investment Group Inc. (ISI Group), a Delaware corporation, serves as distributor (the "Distributor") for the ISI classes of shares (collectively, the "Shares") of the ISI Family of Funds, as listed on
Schedule I attached hereto (collectively, the "Funds," individually, a "Fund"). The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds offer their Shares to the public in accordance with the terms and conditions contained in the Prospectus for the Shares of the respective Fund. The term "Prospectus" used herein refers to each of the prospectuses for the Shares on file with the Securities and Exchange Commission which are part of the registration statement of the respective Fund under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing you may serve as a transmitting broker (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:


     1. TRANSMITTING BROKER. You are hereby designated a Participating Dealer and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus. You are to review each ISI Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Funds or to effect redemptions or additional purchases of the Shares.

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                                                                               2


     2. LIMITATION OF AUTHORITY. No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.


     3. COMPENSATION. You will be entitled to receive that portion of the sales charge allocated to authorized broker-dealers as set forth in the relevant Prospectus and Statement of Additional Information or as may be described in the Compensation Schedule annexed hereto. To the extent you provide services of the type contemplated by a Fund's (Class') Rule 12b-1 Plan or Shareholder Servicing Plan (each a "Plan"), the Distributor will make payments to you as set forth in that Plan. See Compensation Schedule annexed hereto. You acknowledge that the Funds shall have no direct responsibility for any compensation. Rule 12b-1 payments for a particular Fund are made only upon receipt by the Distributor of Rule 12b-1 payments from the Fund.


     4. PROSPECTUS AND REPORTS. You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds. We agree to furnish to you as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.


     5. QUALIFICATION TO ACT. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). Your expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of the NASD, including, without limitation, the provisions of Section 26 of such Rules.

In the case of any Fund shares sold with a sales load, customers may be entitled to a reduction in sales load on purchases made from a Fund that utilize a letter of intent ("Letter of Intent") in accordance with such Fund's Prospectus. In such case, your dealer reallowance will be paid based upon the reduced sales load, but adjustment to a higher dealer reallowance will be made in accordance with the Prospectus of the applicable Fund to reflect a customer's actual purchases if he or she should fail to fulfill the Letter of Intent. The sales load and/or dealer reallowance may be changed at any time by the Distributor in its sole discretion upon written notice to you.

Subject to and in accordance with the terms of the Prospectus of each Fund sold with a sales load, a reduced sales load may be applicable with respect to customer accounts through a right of accumulation under which customers are permitted to purchase shares of a Fund at the then current public offering price per share applicable to the total of (i) the dollar amount of shares then being purchased plus (ii) an amount equal to the then current net asset value or public offering price originally paid per share, whichever is higher, of the customer(s), combined holdings of the shares of such Fund and of any other open-end registered investment companies as may be permitted by the applicable Fund Prospectus. In such case, you agree to furnish to the transfer agent as such term is defined in the Prospectus of each Fund, sufficient information to permit our confirmation of qualification for a reduced sales load; acceptance of the purchase order is subject to such confirmation.

With respect to Fund shares sold with a sales load, you agree to advise the transfer agent at the time of purchase as to amounts of any and all sales by you qualifying for a reduced sales load.

Exchanges (i.e., the investment of the proceeds from the liquidation of shares of one open-end registered investment company distributed by International Strategy & Investment Group Inc. or its affiliates in the shares of another open-end registered investment company distributed by International Strategy & Investment Group Inc. or its affiliates) shall, where available, be made subject to and in accordance with the terms of each Fund Prospectus.


     6. BLUE SKY. The Funds have registered an indefinite number of Shares under the Securities Act. The Funds intend to register or qualify in certain states where registration or qualification is required. We will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states. You agree that you will offer Shares to your customers only in those states where such Shares have been registered, qualified, or an exemption is available. We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction. We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.


     7. AUTHORITY OF FUNDS. Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of Shares, including the right not to accept any order for the purchase of Shares.


     8. RECORD KEEPING. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to such Fund as such Fund may reasonably request in connection with its operations and (ii) promptly notify such Fund if you experience any difficulty in maintaining the records described in the foregoing clauses n an accurate and complete manner.

     9. LIABILITY. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it here under. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.


     10. TERMINATION. This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.


     11. COMMUNICATIONS. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.


     12. NONPUBLIC PERSONAL INFORMATION. Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P ("Reg S-P"), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.


     13. ANTI-MONEY LAUNDERING. You represent, warrant and agree that, to the extent required by law, you will adopt and maintain (A) an anti-money laundering program, (B) customer identification program, (C) procedures for detecting and reporting suspicious activities that could give rise to money laundering, and
(D) procedures for notifying us of any activity that would reasonably raise concerns about the existence of money laundering or unlawful activity.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.






                                  INTERNATIONAL STRATEGY & INVESTMENT GROUP INC.




                                                          (Authorized Signature)






CONFIRMED AND ACCEPTED BY:



Firm Name:                               Address:
          ------------------------------          ------------------------------




By:
   ------------------------------         --------------------------------------
  (Signature)                             (Name Printed)



Date:                                     Phone Number:
    -----------------------------                      -------------------------




Current Clearing Number:                  Clearing Firm Name:
                        ---------------                      -------------------

                                   SCHEDULE 1

                               ISI FAMILY OF FUNDS
                            AS OF SEPTEMBER 15, 1997



                   ISI Total Return U.S. Treasury Fund Shares
               (a class of Total Return U.S. Treasury Fund, Inc.)


                        ISI Managed Municipal Fund Shares
                    (a class of Managed Municipal Fund, Inc.)


             ISI North American Government Bond Fund Class A Shares

             ISI North American Government Bond Fund Class C Shares

                            ISI Strategy Fund Shares
                       (a class of ISI Strategy Fund, Inc)

                              COMPENSATION SCHEDULE
                              (AS OF MAY 16, 2003)

FRONT END SALES CHARGES*

Applicable to:

ISI Total Return US Treasury Fund Shares
ISI Managed Municipal Fund Shares
ISI Strategy Fund Shares
ISI North American Government Bond Fund Class A Shares

AMOUNT OF PURCHASE                     SALES CHARGE          BROKER-DEALER RETENTION
------------------                     ------------          -----------------------
Less than $100,000                         3.00%                       2.75%
$100,000 but less than $250,000            2.50                         2.25
$250,000 but less than $500,000            2.00                         1.75
$500,000 but less than $1,000,000          1.50                         1.25
$1,000,000 but less than $2,000,000        0.75                         0.75
$2,000,000 but less than $3,000,000        0.50                         0.50
$3,000,000 and over                        0.00                         0.00

ISI North American Government Bond Fund Class C Shares:

AMOUNT OF PURCHASE      SALES CHARGE                   BROKER-DEALER RETENTION

All purchases              0.00%**                             1.00%

The Distributor will pay each authorized broker-dealer a commission equal to 1.00% of the dollar amount invested at the time of purchase.

RULE 12B-1 DISTRIBUTION AND SHAREHOLDER SERVICE FEES***
                                                                Annualized
                                                                   RATE
                                                              ------------

ISI Total Return US Treasury Shares                               0.25%
ISI Managed Municipal Fund Shares                                 0.25%
ISI Strategy Fund Shares                                          0.25%
ISI North American Government Bond Fund Class A Shares            0.40%

* A reduced sales charge may be applicable with respect to customer accounts through a right of accumulation or a letter of intent in accordance with a Fund's Prospectus.

** ISI North American Government Bond Fund Class C Shares are sold subject to a contingent deferred sales charge of 1.00% on redemptions within one year of purchase.

*** To qualify for quarterly Rule 12b-1 distribution and shareholder service payments, assets in a particular Fund (Class) must be at least $250,000. NO MINIMUM IS APPLICABLE TO THE ISI NORTH AMERICAN GOVERNMENT BOND FUND CLASS C SHARES.

ISI North American
     Government Bond Fund Class C Shares
     (fee is included in 1.00% trail commission
     payment.  See further explanation below).                  0.75%

For ISI North American Government Bond Fund Class C Shares: One year after the date of purchase, each authorized broker-dealer will be paid a quarterly trail commission at the annual rate of 1.00% (0.75% asset based sales charge and 0.25% shareholder servicing fee).


SHAREHOLDER SERVICING FEES - The Distributor will pay each authorized broker-dealer, no less often than annually, a shareholder processing and servicing fee (as determined by the Distributor from time to time in writing) computed as a percentage of the average daily net assets maintained with each Fund (Class) during the preceding period by shareholders who purchased their shares through such broker-dealer or with such broker-dealer's assistance.

     To qualify for such payments, (i) a broker-dealer must in all cases transmit its name with each customer's purchase order; and (ii) assets in a particular Fund (Class) must be at least $250,000. NO MINIMUM IS APPLICABLE TO ISI NORTH AMERICAN GOVERNMENT FUND CLASS C SHARES.

                              BLUE SKY INFORMATION



FUNDS

                   ISI Total Return U.S. Treasury Fund Shares
               (a class of Total Return U.S. Treasury Fund, Inc.)

                        ISI Managed Municipal Fund Shares
                    (a class of Managed Municipal Fund, Inc.)

             ISI North American Government Bond Fund Class A Shares

             ISI North American Government Bond Fund Class C Shares

                                ISI Strategy Fund
                        (a class of Strategy Fund, Inc.)


Registered for sale in all states.




                                    CONTACTS

                                 TRANSFER AGENT:

                                ISI Mutual Funds
                                   P.O.Box 446
                               Portland, ME 04412
                                 1-800-882-8585

                                FUND INFORMATION:

                                 ISI GROUP INC.
                         40 West 57th Street, 18th Floor
                               New York, NY 10019

                                Carrie L. Butler
                                (212) 446 - 5606

                                 Steve Killorin
                                (212) 446 - 9410